Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A6 of our report dated October 21, 2011 with respect to the audited balance sheets of Future Energy Corporation (the Company) as of July 31, 2011 and July 31, 2010 and the related statements of expenses, stockholders’ equity (deficit) and the cash flows for the year ended July 31, 2011 and the period from April 6, 2010 (inception) through July 31, 2011 and July 31, 2010..

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

March 8, 2012